Exhibit 10.1
Description of 2012 Compensation Program
Cash Salary — Executive Officers
     The following cash salary and bonus amounts have been approved by the Compensation Committee for the Company’s Named Executive Officers. Fiscal year salary and cash bonus amounts are listed below and are subject to the below Notes section. There are potential cash and equity bonuses that include performance targets based on core revenue and EPS growth in fiscal 2012:

Name	Increase Date	FY2012 Salary ($)
Pat Cline	April 1, 2011	850,000
Steve Plochocki	August 16, 2011	550,000
Scott Decker	November 24, 2011	371,000
Paul Holt	July 23, 2011	330,000

Potential Cash Bonus — Executive Officers
     The following is a table of the potential cash bonus that may be paid to the following executives officers based on their obtaining the objectives during fiscal year 2012 contained in the below criteria.
     The portion of the bonuses related to operating results are based on the Company’s results for FY2012.
     Revenue and EPS targets do not include any possible FY2012 acquisitions (either revenue or expense).

Name	Potential Cash Bonus Amount
Pat Cline	100% of Salary
Steve Plochocki	50% of Salary
Scott Decker	50% of Salary
Paul Holt	50% of Salary
Potential Cash Bonus Criteria — Executive Officers (excluding Pat Cline)
Organic Revenue and EPS Growth Criteria — each allocated 50% of the total possible bonus:

Organic Revenue / EPS Growth	% of Criteria Amount
0	0%
10%	12.5%
12.5%	25%
15%	37.5%
17.5%	50%
20%	60%
22.5%	70%
25%	80%
27.5%	90%
30%	100%

     The percentage shown in the right hand column is awarded when the stated level is reached as a step function. Full percentage Revenue and EPS increases must be achieved to reach each bonus level.
     The amount of cash bonus granted will be a percentage based on the same % earned according to an average of the Revenue and EPS growth criteria above, e.g., for Scott Decker a 25% increase in Revenue with a 20% growth in EPS would result in an award of (80% + 60%)/2 = 70% of $185,500 (50% of his $371,000 salary), which would be $129,850 granted for FY 2012.
Potential Cash Bonus Criteria for Pat Cline
     Revenue Growth Criteria — allocated 50% of the total possible bonus:

Increase in Revenue %	% of Criteria Amount
2.5 — 12.5:	33.33
12.5 — 25.0	33.33 - 100
     EPS Growth Criteria — allocated 50% of the total possible bonus:

Increase in EPS %	% of Criteria Amount
2.5 — 12.5:	33.33
12.5 — 25.0	33.33 - 100
          The bonus compensation will scale proportionately between 12.5% and 25% based on core revenue and EPS increases. The percentage shown in the right hand column is awarded based on the level reached, e.g. an 18.75% increase in each of Revenue and EPS would result in 50% of the 66.67% additional bonus, which would be $266,667 for fiscal year 2012.

Potential Equity Awards
     In addition to the cash bonus for executives, an equity incentive bonus is established for fiscal year ending March 31, 2012.
     The awards will be made after the 2012 fiscal year-end based in part on the CEO’s recommendation to the compensation committee and input from the executive officer in charge of each of the respective divisions.
     Revenue and EPS targets do not include any possible FY2012 acquisitions (either revenue or expense).
     Option exercise prices will be the closing price of the Company’s shares on the date of grant. The options will vest in 5 equal annual installments commencing one year after the date of grant and have an 8 year expiration.

Potential
Individual or Group	Options
Pat Cline	45,000
Steve Plochocki	25,000
Paul Holt	15,000
Scott Decker	15,000
It is understood that the quantity of shares listed above will adjust pro-rata with any stock splits that may occur after the plan is approved.
Potential Equity Award Criteria — Executive Officers (excluding Pat Cline)
Organic Revenue and EPS Growth Criteria — each allocated 50% of the total possible bonus:
     Organic EPS Growth Criteria — allocated 50% of the total possible equity bonus:

Organic Revenue / EPS Growth	% of Criteria Amount
0	0%
10%	12.5%
12.5%	25%
15%	37.5%
17.5%	50%
20%	60%
22.5%	70%

Organic Revenue / EPS Growth	% of Criteria Amount
25%	80%
27.5%	90%
30%	100%
     The percentage shown in the right hand column is awarded when the stated level is reached as a step function. Full percentage Revenue and EPS increases must be achieved to reach each bonus level.
     The number of option shares granted will be a percentage based on the same % earned according to an average of the Revenue and EPS growth criteria above, e.g., for Scott Decker a 25% increase in Revenue with a 20% growth in EPS would result in an award of (80% + 60%)/2 = 70% of the 15,000 option shares, which would be 10,500 option shares granted for FY 2012.
Potential Equity Award Criteria for Pat Cline

The number of option shares granted will be a percentage based on the same % as the cash bonus earned according to the EPS (only) growth criteria for Pat Cline above, e.g. an 18.75% increase in EPS would result in an award of 15,000 option shares or a total of 30,000 option shares granted for FY2012.
Other Terms and Requirements for all Executive Officer’s Cash and Equity Bonuses
1.	Must be in good standing as a full time employee of QSI at least 2 weeks beyond the release of the 2012 earnings report.

2.	No compensated outside work without the Board’s prior written approval.

3.	Execution of a confidential information / non-compete agreement.

4.	Determination of amounts and payment of all bonuses is discretionary and shall only be as approved by the Compensation Committee based on, among other things, audited financial statements.